UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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OceanFirst Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OceanFirst Financial Corp.

Statement on the Annual Stockholder Meeting

OceanFirst Financial Corp. (“OceanFirst” or the “Company”) is providing additional information to assist stockholders with participation in the virtual Annual Stockholder Meeting (“Annual Meeting”).

The 2022 OceanFirst Financial Corp. Annual Meeting of Stockholders scheduled for May 25, 2022 at 9:00 a.m. Eastern Time will be held in a virtual meeting format only, via the Internet. OceanFirst stockholders of record as of the close of business on April 6, 2022, are invited to participate in the virtual meeting via live webcast. The Company is committed to providing a virtual meeting which will offer the same rights and opportunities to participate as at an in-person meeting, using online tools to ensure access and participation.

Virtual meeting participants are encouraged to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the Annual Meeting begins at 9:00 a.m. Eastern Time on May 25, 2022. Stockholders will be asked to enter their 16-digit control number included on the proxy card or notice. As a reminder, whether or not stockholders plan to attend the virtual Annual Meeting, the Company encourages all eligible stockholders to vote using the proxy card and materials distributed in advance. Participating in the meeting is not required to vote. Stockholders who wish to vote, or change their vote, during the meeting will have the opportunity to do so using the 16-digit control number included on the proxy card or notice. The meeting agenda will include a presentation by Management. The question and answer session will include questions submitted live during the Annual Meeting through www.virtualshareholdermeeting.com/OCFC2022. Management will attempt to answer as many appropriate questions as time permits.

Broadridge Financial Solutions will provide the hosting services for the virtual meeting and tabulate votes. Visit www.virtualsthareholdermeeting.com/OCFC2022 to access the live webcast and for technical assistance. The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most up-to-date version of application software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting and access the Annual Meeting 15-minutes prior to the start time. If stockholders encounter any difficulties accessing the Annual Meeting or during the meeting time, a technical support phone number will be posted at www.virtualshareholdermeeting.com/OCFC2022 and should be used to request assistance.

Please visit the OceanFirst Investor Relations website, https://ir.oceanfirst.com/home/default.aspx for more information and to access the Annual Meeting replay after the event.